UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2010
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-12716 (Commission File Number)	04-2573920 (IRS Employer Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 11, 2010, the compensation committee of the board of directors of Clinical Data, Inc. (the “Company”) approved an employment agreement for James P. Shaffer, Chief Commercial Officer (the “Employment Agreement”), which became effective May 11, 2010. The Employment Agreement provides for a minimum annual base salary of $300,000 and a potential annual bonus equal to up to 100% of Mr. Shaffer’s base salary based on whether Mr. Shaffer achieves certain goals, as determined by the Company’s board of directors.
     The Employment Agreement provides that Mr. Shaffer’s employment may be terminated with or without cause (as defined in the Employment Agreement) at any time by the Company, or by Mr. Shaffer for good reason (as defined in the Employment Agreement). If the Company terminates Mr. Shaffer’s employment without cause, or if Mr. Shaffer terminates his employment for good reason, the Company must pay Mr. Shaffer: (1) any salary and vacation accrued and unpaid as well as any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination and any unreimbursed expenses and any other payments and benefits to which Mr. Shaffer may be entitled under the Company’s benefit plans, (2) the amount of Mr. Shaffer’s then current base salary for the twelve months following the date of termination, and (3) all premiums for health and other benefits during the twelve month period following the date of termination. In addition, if Mr. Shaffer’s employment is terminated for any reason other than for cause, Mr. Shaffer may be entitled to receive such additional severance benefits as the Company’s board of directors, in its sole discretion, may decide, including a bonus for the pro-rata portion of Mr. Shaffer’s annual bonus for the performance year in which his employment is terminated.
     Under the Employment Agreement, if Mr. Shaffer’s employment is terminated without cause or by him for good reason, or if the Company experiences a change of control during his employment, all of Mr. Shaffer’s outstanding unvested options become fully vested and the post-termination exercise period will be extended to the shorter of (i) three years and (ii) the remaining term of the option, unless the Company’s board of directors explicitly provides otherwise when approving such options.
     To the extent that any payments due to Mr. Shaffer under the Employment Agreement (the “Payments”) are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (the “Code”), and to the extent that the Payments exceed four times the “base amount” (as such term is defined in Section 280G(d)(2) of the Code), then the Company will make an additional payment to Mr. Shaffer (the “Gross-Up Payment”) so that, after deduction of the Excise Tax, any federal, state and local income and employment tax and Excise Tax on the Gross-Up Payment, but before deduction for any federal, state or local income and employment tax on the Payments, the net amount retained by Mr. Shaffer shall be equal to the Payments. To the extent that the Payments do not exceed four times the “base amount,” then the Payments will be reduced to the extent necessary to avoid imposition of the Excise Tax. Any amounts reduced shall be irrevocably forfeited by Mr. Shaffer and he shall have no further rights to receive them.
     Mr. Shaffer is also entitled under the Employment Agreement to participate in all employee benefit plans of the Company and is entitled to four weeks of vacation per year, with the ability to roll over up to three weeks of unused vacation from any prior year. Under the Employment Agreement, the Company has also agreed to provide supplemental disability insurance for Mr.

Shaffer. The Employment Agreement also contains a confidentiality covenant applicable during the period of Mr. Shaffer’s employment or at any time thereafter and non-solicitation and non-competition covenants applicable to Mr. Shaffer both during and for a period of six months following his employment with the Company.
     The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Executive Employment Agreement dated May 11, 2010 between Clinical Data, Inc. and James P. Shaffer

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: May 17, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Executive Employment Agreement dated May 11, 2010 between Clinical Data, Inc. and James P. Shaffer